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SPACEHAB, Incorporated
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SPACEHAB, Inc. 907 Gemini Houston, Texas 77058-2762 1.713.558.5000 fax: 1.713.558.5960 www.spacehab.com

FOR IMMEDIATE RELEASE

SPACEHAB ANNOUNCES RESULTS OF ANNUAL SHAREHOLDER MEETING

Houston, Texas, February 11, 2009 — SPACEHAB, Incorporated (NASDAQ: SPAB), a provider of commercial space services, announced today the outcome of the Company’s shareholder meeting held on February 10, 2009.

The shareholders of the Company’s common stock elected seven directors to the Company’s Board of Directors.  The Board of Directors now consists of Thomas B. Pickens III, General (Ret.) Lance W. Lord, R. Scott Nieboer, John A. Oliva, William F. Readdy, Mark Adams, and Sha-Chelle Manning. SPACEHAB shareholders also ratified the appointment of PMB Helin Donovan, LLP as independent registered public accountants for the Company.

As previously announced, Barry Williamson, who has served the Company as Chairman and Audit Committee member did not stand for re-election.

“Barry has served SPACEHAB and its shareholders with unyielding commitment,” stated Thomas Pickens III, chairman and chief executive officer. “His dedication and sincerity will be missed.  On behalf of the Board, I thank Barry for his leadership to the SPACEHAB team.”

The newest member to the Board will be Sha-Chelle Manning who, since September 1, 2008 has been Managing Director of Nanoholdings LLC, a company that commercializes scientific breakthroughs in nanotechnology and solves energy efficiency challenges with some of the world’s best scientists and universities.  From January 2007 to December 31, 2008, Ms. Manning was Vice-President at Authentix, a Carlyle company that is the leader in authentication solutions for Fortune 500 companies and governments around the world for brand protection, excise tax recovery, and authentication of security documents and pharmaceutical drugs. From September 2005 to April 2007, Ms. Manning was a consultant to the Office of the Governor of Texas, Rick Perry, where she led the development of the Texas nanotechnology strategic plan.

“Sha-Chelle has had a prodigious career in the biotech industry,” explains Pickens.  “We are extremely honored to have her on our Board as we move forward exploring new initiatives that will leverage both the Company’s heritage and distinctive competencies.”

The shareholders also elected to approve a reverse split of the Company’s common stock; however, the Board of Directors does not intend to execute a reverse split at this time.

Additionally, SPACEHAB shareholders authorized a name change.  The Board of Directors believes the “Astrotech Corporation” name change will offer significant benefits to the Company and its shareholders including communicating its redirection and focus of its core business, Astrotech Space Operations, Inc. Because the SPACEHAB 25-year legacy holds historic value, the Company intends to use its prominent heritage through its SPACEHAB Transportation, Inc. subsidiary that was formed in 2008.

The annual meeting was adjourned until 10 a.m., Houston time, on March 10, 2009 for the purpose of continuing to solicit shareholder votes to change the Company’s state of incorporation from Washington to Delaware by adopting an Agreement and Plan of Merger providing for the merger of the Company into its wholly-owned subsidiary, Astrotech Corporation, a Delaware corporation.  If the re-incorporation is approved, the Company will have a classified board with three classes of directors with directors elected for initial terms of one to three years.  The continuation of the annual meeting of shareholders will be held at SPACEHAB’s corporate offices located at 907 Gemini Street, Houston, Texas 77058.

Such re-incorporation merger requires the approval of more than 66.6% of SPACEHAB’s shares of common stock.  As of the meeting, the re-incorporation merger had been approved by holders of 42.4% of the common stock. The holders of 5.9% of the common stock have voted against the re-incorporation merger. The record date for the meeting remains December 15, 2008.

About SPACEHAB, Incorporated

SPACEHAB is a commercial and entrepreneurial force in the space industry providing a full spectrum of products and services to both the government and private sectors. The Company offers spacecraft pre-launch processing facilities and services, production of valuable commercial products in space, development and extension of space-based products to the consumer market, space access and payload integration services program and engineering support ranging from development and manufacturing of flight hardware to large scale government project management.

About Astrotech Space Operations, Inc.

Astrotech provides all support necessary for its government and commercial customers to successfully process their multi-million dollar spacecraft for launch on expendable launch vehicles. Processing activities include hardware launch preparation; advance planning; use of unique facilities; and, spacecraft checkout, encapsulation, fueling, transport, and remote control through launch.   Our largest, wholly-owned facility is capable of processing the next generation of five-meter class satellites with weights in excess of 11,000 kilograms and launch vehicle payload fairings up to 15 meters.

The statements in this document may contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, continued government support and funding for key space programs, product performance and market acceptance of products and services, as well as other risk factors and business considerations described in the company’s Securities & Exchange Commission filings including the annual report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. The Company assumes no obligation to update these forward-looking statements.

FOR MORE INFORMATION:

Tania Shupe

Corporate Marketing and Communications

SPACEHAB, Inc.

713.558.5299

tshupe@spacehab.com

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